Exhibit 10.1

AGREEMENT AND PLAN OF MERGER, dated as of August 20, 2007 (the “Agreement”), among Feris International, Inc. a Nevada Corporation (“Feris”), Feris Merger Sub, Inc., a California corporation and wholly owned subsidiary of Feris (“Merger Sub”), and Patty Linson, an individual (“Shareholder”), on the one hand; and Pro Sports & Entertainment, Inc., a California corporation (the “Company), on the other hand. Feris, Shareholder, Merger Sub and the Company are collectively referred to herein as the “Parties”. Feris, Shareholder and Merger Sub are sometimes referred to herein collectively as the Feris Parties.

RECITALS

WHEREAS, the respective boards of directors of each of Feris, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms, and subject to the conditions, set forth in this Agreement;

WHEREAS, Shareholder beneficially owns or controls an aggregate of 124,000 shares of the outstanding capital stock of Feris, representing a majority of the outstanding shares of Feris and will benefit from the transactions contemplated herein.

WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated there under (the “Code”); and

WHEREAS, Feris, Merger Sub, Shareholder and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

“Acquisition” means the acquisition by a Person of any businesses, assets or property other than in the ordinary course, whether by way of the purchase of assets or stock, by merger, consolidation or otherwise.

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Los Angeles, California, are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Documents” mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or there under.

“Commission” means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

“Company Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Company Business and in which the Company has any right, title or interest or in which the Company acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of the Company, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Collateral Documents.

“Company Business” means the acquisition and operating of sports and entertainment events.

“Company Common Stock” means the common shares of the Company.

“Company Shareholders” means, as of any particular date, the holders of Company Common Stock on that date.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations there under.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys’, accountants’ investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means a material adverse effect on (i) the assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on the Company: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Merger, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

“Merger Shares” means the shares of Feris Common Stock deliverable by Feris in exchange for Company Common Stock pursuant to Section 2.6.

“Feris Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Feris Business and in which Feris or any of its Subsidiaries has any right, title or interest or in which Feris or any of its Subsidiaries acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of Feris or any of its Subsidiaries.

“Feris Business” means the business conducted by Feris.

“Feris Common Stock” means the common shares of Feris.

“Permit” means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Regulatory Authority to regulate the affected property; (iii) statutory liens of banks and rights of set off; (iv) as to leased assets, interests of the lessors and sublessors thereof and liens affecting the interests of the lessors and sublessors thereof; (v) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course in connection with workers’ compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by the Company or Feris, as the case may be, in the ordinary course and not interfering in any material respect with the ordinary course of the business of the Company or Feris, as the case may be; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights of way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the ordinary course.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.

“Proposed Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company Business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

“Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations there under.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a fifty percent (50%) or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means regulations promulgated by the U.S. Treasury Department under the Code.

1.2 Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.

Term	Schedule
“Agreement”	Preamble
“Bridge Financing	8.12
“CCC”	2.1
“Certificate of Merger”	2.5
“Closing”.	2.12
“Closing Date”	2.12
“Company Common Stock”	2.7(a)
“Company Certificates”	2.7(a)
“Company Financial Statements”	3.8
“Company Intellectual Property Rights”	3.6
“Company Option”	2.6(b)
“Conversion”	2.6(a)(ii)
“Current Market Price”	2.7(a)
“Dissenting Shares”	2.9
“Effective Time”	2.5
“Excluded Shares”	2.6(a)
“Material Company Contract”	3.4
“Material Feris Contract”	4.4
“Merger”	2.1
“Options”	3.2(b)
“Parties”	Preamble
“Preferred Shares”	2.6(a)(ii)
“Share Cancellation”	6.10
“Share Increase Authorization”	6.9
“Shareholder Meeting”	5.6
“Surviving Corporation”	2.1

ARTICLE II
THE MERGER

2.1 Merger; Surviving Corporation. In accordance with and subject to the provisions of this Agreement and the California Corporations Code (“CCC”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of California, and shall immediately effect a name change. At the Effective Time, the separate existence of the Company shall cease. All properties, franchises and rights belonging to the Company and Feris, by virtue of the Merger and without further act or deed, shall be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Feris and the Company. For avoidance of doubt, upon the Effective Time, the Company will become a wholly owned subsidiary of Feris.

2.2 Articles of Incorporation. The Company’s articles of incorporation, as in effect at the Effective Time, shall continue in full force and effect as the articles of incorporation of the Surviving Corporation until altered or amended as provided therein or by law.

2.3 By Laws. The Company’s by laws, as in effect at the Effective Time, shall be the by laws of the Surviving Corporation until altered, amended or repealed as provided therein or by law.

2.4 (Intentionally deleted)

2.5 Effective Time. The Merger shall become effective at the time and date that the certificate of merger of each of the Merger Sub and the Company (the “Certificate of Merger”), in form and substance acceptable to the Parties, is accepted for filing by the Secretary of State of the State of California in accordance with the provisions related thereto. The Certificate of Merger shall be executed by Merger Sub and the Company and delivered to the Secretary of State of the State of California for filing on the Closing Date. The date and time when the Merger becomes effective are referred to herein as the “Effective Time.”

2.6 Merger Shares; Conversion and Cancellation of Securities.

(a) Conversion of Company Common Stock. At the Effective Time, all shares of Company Common Stock outstanding immediately before the Effective Time, other than shares described in Section 2.6(c) and other than Dissenting Shares (as defined in Section 2.9 below), collectively, the “Excluded Shares”, shall be converted, by virtue of the Merger, into 36,000,000 shares of Feris Common Stock (the “Merger Shares”) so that the holders of Company Common Stock will upon conversion of the Merger Shares own approximately 85.22% of Feris’ issued and outstanding capital stock (on a fully diluted basis) as of the Effective Date after giving effect to the Merger and any shares issuable upon a possible conversion of the Convertible Note referred to in Section 8.7 below if such Note is converted after the Closing, subject to the following:

(i) The allocation of the Merger Shares among the Company Shareholders excluding the holders of Dissenting Shares shall be delivered to Feris at least one business day prior to the Closing;

At the Effective Time, all Company Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate formerly representing any Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to the Merger Shares and any distribution or dividend pursuant to Section .

(b) Stock Options. At the Effective Time, each outstanding option to purchase Company Common Stock (a “Company Option”), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Feris Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded up to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the Company Common Stock otherwise purchasable pursuant to such Company Option divided by (ii) the number of full shares of Feris Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing. At or prior to the Effective Time, Feris shall take all corporate action necessary to reserve for issuance a sufficient number of Feris Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section.

(c) Treasury Shares, Etc. Each share of Company Common Stock held in the treasury of the Company and (each share of Company Common Stock, if any, held by Feris or of the Company immediately before the Effective Time) shall be cancelled and extinguished, and nothing shall be issued or paid in respect thereof.

(d) Fractional Shares. No certificates or scrip evidencing fractional shares of Feris Preferred Stock shall be issued in exchange for Company Common Stock. All fractional share amounts shall be rounded up to the nearest whole share.

2.7 Surrender of Company Certificates.

(a) Exchange Procedures. Promptly after the Effective Time, Feris or its appointed designee shall mail to each holder of a certificate or certificates of Company Common Stock (“Company Certificates”) whose shares are converted into the right to receive the Merger Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass to Feris, only upon delivery of the Company Certificates to Feris and which shall be in such form and have such other provisions as Feris may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Shares and any dividends or other distributions pursuant to Section. Upon surrender of Company Certificates for cancellation to Feris, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Company Certificates shall be entitled to receive the Merger Shares in exchange therefore and the Company Certificates so surrendered shall forthwith be canceled. Notwithstanding the foregoing, if any Company Certificate is lost, stolen, destroyed or mutilated, such holder shall provide evidence reasonably satisfactory to Feris as to such loss, theft, destruction or mutilation and an affidavit in form and substance satisfactory to Feris, and, thereupon, such holder shall be entitled to receive the Merger Shares in exchange therefore and the Company Certificates so surrendered shall forthwith be canceled.

(b) Required Withholding. In connection with any payment to any holder or former holder of the Company Common Stock, each of Feris and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld there from under the Code or under any provision of state, local or foreign tax law or under any other applicable laws. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.7, neither Feris, the Surviving Corporation nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificate shall not have been surrendered prior to the date immediately prior to the date on which such property would otherwise escheat to or become the property of any Governmental or Regulatory Authority, any such property, to the extent permitted by applicable law, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(d) Termination. Any holders of the Company Certificates who have not complied with this ARTICLE II shall look only to Feris or the Surviving Corporation for, and Feris and the Surviving Corporation shall remain liable for, payment of their claim for Merger Shares and any dividends or distributions with respect to Feris Common Stock, without interest thereon.

2.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

2.9 Dissenting Shares. Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with the CCC (the “Dissenting Shares”), will not be converted into the right to receive the Merger Shares, and holders of such shares of Company Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of the CCC unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the CCC. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Shares, without any interest thereon. The Company will give Feris prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock. Prior to the Effective Time, the Company will not, except with the prior written consent of Feris make any payment with respect to, or settle or offer to settle, any such demands.

2.10 Restriction on Transfer. The Merger Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Merger Shares or any available exemption from registration under the Act, the Merger Shares must be held indefinitely. The Company Shareholders are aware that the Merger Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about Feris.

2.11 Restrictive Legend. All certificates representing the Merger Shares shall contain the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE, ARE SUBJECT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 8, 2007, BETWEEN FERIS INTERNATIONAL, INC., FERIS MERGER SUB, INC., PETER BERNEY AND PRO SPORTS & ENTERTAINMENT, INC., A COPY OF WHICH IS ON FILE IN THE PRINCIPAL OFFICE OF THE ISSUER. FURTHER, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT OR AN EXEMPTION THEREFROM.”

2.12 Closing. The closing of the transactions contemplated by this Agreement and the Collateral Documents (the “Closing”) shall take place at the offices of Troy & Gould, 1801 Century Park East, Sixteenth Floor, Los Angeles, California 90067, or at such other location as the parties may agree at 11:00 a.m., Pacific Time on the agreed date, which, shall be within sixty (60) days of the signing hereof (the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Feris that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. The Company has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The Company is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

3.2 Capitalization.

(a) The authorized capital stock and other ownership interests of the Company consist of 45,000,000 shares of common stock, of which thirteen million three hundred and eighty four thousand three hundred and fifty nine (13,575,541) shares were issued and outstanding as of the date hereof, and 0 shares of Preferred Stock, none of which are outstanding. All of the outstanding Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. It is anticipated that the number of shares of Company Common Stock will increase as a result of private placements to be conducted after the date hereof.

(b) Schedule 3.2(b)(i) lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively “Options”).

(c) All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

3.3 Authority and Validity. The Company has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to the approval of the Company Shareholders as contemplated by Section 5.4 and to receipt of any consents, approvals, authorizations or other matters referred to in Section 5.4). The execution and delivery by the Company of, the performance by the Company of its obligations under, and the consummation by the Company of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company (subject to the approval of the Company Shareholders as contemplated by Section 5.4). This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the Feris Parties and approval by the Company Shareholders) is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery of the Collateral Documents by each Person (other than by the Feris Parties) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by the Feris Parties, the Collateral Documents will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

3.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Company of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any Encumbrance upon the Company, the Company Assets, the Company Business or the Company Common Stock by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of the Company or any Subsidiary of the Company, (ii) any material contract, agreement, lease, indenture or other instrument to which the Company is a party or by or to which the Company, or the Assets may be bound or subject and a violation of which would result in a Material Adverse Effect on the Company, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to the Company or (iv) any Permit of the Company, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

3.5 Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement or any Collateral Document or for the consummation by the Company of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

3.6 Intellectual Property. To the knowledge of the Company, the Company has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know how necessary for the operation of the Company Business without the payment of any royalty or similar payment.

3.7 Compliance with Legal Requirements. The Company has operated the Company Business in compliance with all Legal Requirements applicable to the Company except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on the Company or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

3.8 Financial Statements. Prior to the Closing Date, the Company shall provide Feris with audited balance sheets of the Company as of December 31, 2005 and December 31, 2006 and statements of operations, stockholders’ equity and cash flows for the years then ended,. Such financial statements (“Company Financial Statements”) have or will have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a basis consistent throughout all periods presented, present fairly in all material respects the financial condition of the Company and its results of operations as of the date and for the periods indicated.

3.9 Litigation. Except as set forth on Item 3.9 of the Disclosure Schedule, there are no outstanding judgments or orders against or otherwise affecting or related to the Company, the Company Business or the Company Assets and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the Company’s knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents, except as noted in the audited Company Financial Statements or documented by the Company to Feris.

3.10 Taxes. The Company has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, and has paid all taxes required to be paid in respect thereof except where such failure would not have a Material Adverse Effect on the Company, except where, if not filed or paid, the exception(s) have been documented by the Company to Feris.

3.11 Books and Records. The books and records of the Company accurately and fairly represent the Company Business and its results of operations in all material respects.

3.12 Brokers or Finders. Except as set forth on Item 3.12 of the Disclosure Schedule, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, and with the exception of certain Investment Banking fees, for which the Company is obligated, neither the Company, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

3.13 Proxies. Company management holds, or prior to the Closing will hold, irrevocable proxies from the Company Shareholders adequate to ensure Company Shareholder approval of the Merger as required by applicable law.

3.14 Disclosure. No representation or warranty of the Company in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

3.15 No Undisclosed Liabilities. The Company is not subject to any material liability (including unasserted claims), absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the audited balance sheet as of December 31, 2006, other than liabilities of the same nature as those set forth in the Company Financial Statements and reasonably incurred in the ordinary course of its business after December 31, 2006.

3.16 Absence of Certain Changes. Except as set forth as Item 3.16 of the Company’s Disclosure Schedule hereto, since December 31, 2006, the Company has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person. or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect the Company’s business, operations, assets, liabilities or financial condition; or (1) amended its Articles of Organization or By-laws, except as otherwise contemplated herein.

3.17 Contracts. Item 3.17 of the Company’s Disclosure Schedule is a true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which the Company is a party or by which it or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, the Company in excess of $100,000 (the “Contracts”). Except as set forth as Item 3.17 of the Company’s Disclosure Schedule, the Company has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor bas any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect there under. To the best knowledge of the Company, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party there under. Except as set forth as Item 3.17 of the Company’s Disclosure Schedule, the Company knows of and has no reason to believe that there are any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

3.18 Permits and Licenses. The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. The Company has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

3.19 Assets Necessary to Business. The Company owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and is a party to all licenses, permits and other agreements necessary to permit it to carry on its business as presently conducted.

3.20 Labor Agreements and Labor Relations. The Company has no collective bargaining or union contracts or agreements. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; there are no charges of discrimination or unfair labor practice charges” or complaints against the Company pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company.

3.21 Employment Arrangements. Except as set forth as Item 3.21 of the Company’s Disclosure Schedule hereto, the Company has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of the Company, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. No employee of the Company is in violation of any employment agreement or restrictive covenant.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE Feris PARTIES

Each of the Feris Parties, jointly and severally, represents and warrants to the Company that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

4.1 Organization and Qualification. Each of Feris and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Nevada and California, respectively. Each of Feris and Merger Sub has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Feris is duly qualified or licensed to do business in and are each in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Feris or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or Feris to perform its obligations under this Agreement or any of the Collateral Documents.

4.2 Capitalization.

(a) The authorized capital stock of Feris consists of 200,000,000 shares of Common Stock of which there are 240,474 shares issued and outstanding. The shares of Feris Common Stock included in the Merger Shares, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and non-assessable. Immediately upon execution hereon.

(b) Schedule 4.2(b) lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require Feris or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(c) All of the issued and outstanding shares of Feris Capital Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (with respect to Subsidiaries that are corporations) and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

4.3 Authority and Validity. Each Feris Party has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by each Feris Party of the performance by each Feris Party of its obligations under, and the consummation by each Feris Party of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of each Feris Party. This Agreement has been duly executed and delivered by each of the Feris Parties and (assuming due execution and delivery by the Company) is the legal, valid and binding obligation of each Feris Party, enforceable in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery by each of the Feris Parties of the Collateral Documents to which each of them is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

4.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Feris Parties of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any Feris Party under, or result in the creation or imposition of any Encumbrance upon the property of any Feris Party by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of any Feris Party, (ii) any contract, agreement, lease, indenture or other instrument to which any Feris Party is a party or by or to which any Feris Party or its property may be bound or subject and a violation of which would result in a Material Adverse Effect on Feris taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to any Feris Party or (iv) any Permit of Feris or Merger Sub, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on Feris or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of any Feris Party to perform its obligations hereunder or there under.

4.5 Consents and Approvals. Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by any Feris Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on Feris or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or Feris to perform its obligations under this Agreement or any of the Collateral Documents.

4.6 Compliance with Legal Requirements. Feris has operated the Feris Business in compliance with all material Legal Requirements including, without limitation, the Exchange Act and the Securities Act applicable to Feris, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on Feris or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

4.7 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to Feris, or their business or assets; and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of Feris, threatened that, if adversely determined, would have a Material Adverse Effect on Feris or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

4.8 Ordinary Course. Since the date of the balance sheet included in the most recent Feris Securities Filings filed through the date hereof, there has not been any occurrence, event, incident, action, failure to act or transaction involving Feris which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Feris.

4.9 Assets and Liabilities. As of the date of this Agreement, neither Feris nor any of its Subsidiaries has any Assets or Liability, except for the (i) Assets and Liabilities disclosed in the balance sheet included in the most recent Feris Securities Filings filed through the date hereof or disclosed on Schedule 4.9 and (ii) Liabilities incurred in connection with this Agreement.

4.10 Taxes. Feris has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on Feris.

4.11 Books and Records. The books and records of Feris and its Subsidiaries accurately and fairly represent the Feris Business and its results of operations in all material respects. All accounts receivable and inventory of the Feris Business are reflected properly on such books and records in all material respects.

4.12 Financial and Other Information.

For at least the past five full fiscal years, Feris has not conducted any business, generated any revenues or incurred any liabilities except for liabilities not to exceed $85,000 for maintaining the corporate books and records which liabilities are evidenced by a convertible note (the “Convertible Note”).

4.13 Brokers or Finders. Except as set forth in Item 4.13 of the Disclosure Schedule, no broker or finder has acted directly or indirectly for Feris in connection with the transactions contemplated by this Agreement, and Feris has not incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

4.14 Disclosure. No representation or warranty of Feris in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by Feris pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.15 Conduct of Business. Prior to the Closing Date, Feris shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the Company, except in the regular course of business. Except as otherwise provided herein, Feris shall not amend its Articles of Incorporation or By-Laws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.

ARTICLE V
COVENANTS OF THE COMPANY

Between the date of this Agreement and the Closing Date:

5.1 Additional Information. The Company shall provide to Feris and its Representatives such financial, operating and other documents, data and information relating to the Company, the Company Business and the Company Assets and Liabilities of the Company, as Feris or its Representatives may reasonably request. In addition, the Company shall take all action necessary to enable Feris and its Representatives to review, inspect and audit the Company Assets, the Company Business and Liabilities of the Company and discuss them with the Company’s officers, employees, independent accountants, customers, licensees, and counsel. Notwithstanding any investigation that Feris may conduct of the Company, the Company Business, the Company Assets and the Liabilities of the Company, Feris may fully rely on the Company’s warranties, covenants and indemnities set forth in this Agreement.

5.2 Consents and Approvals. As soon as practicable after execution of this Agreement, the Company shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Company to consummate the transactions contemplated by this Agreement and the Collateral Documents.

5.3 Non-circumvention. It is understood that in connection with the transactions contemplated hereby, Feris has been and will be seeking to find investors willing to provide loans and/or capital investments to finance business plans. In connection therewith, the Company will not, and it will cause its directors, officers, employees, agents and representatives not to attempt, directly or indirectly, (i) to contact any party introduced to it by Feris, or (ii) deal with, or otherwise become involved in any transaction with any party which has been introduced to it by Feris, without the express written permission of the introducing party and without having entered into a commission agreement with the introducing party. Any violation of the covenant shall be deemed an attempt to circumvent Feris, and the party so violating this covenant shall be liable for damages in favor of the circumvented party.

5.4 No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, the Company will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

5.5 Notification of Adverse Change. The Company shall promptly notify Feris of any material adverse change in the condition (financial or otherwise) of the Company.

5.6 Meeting of the Company Shareholders. Promptly after the date hereof, if required under applicable law, the Company will take all action necessary in accordance with its articles of incorporation and by-laws to convene a meeting of the Company’s shareholders to consider the adoption and approval of this Agreement and approval of the Merger to be held as promptly as practicable. The Company will use its reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the CCC to obtain such approvals. In lieu of such meeting, the adoption and approval of this Agreement and the Merger may be approved by shareholder consent.

5.7 Notification of Certain Matters. The Company shall promptly notify Feris of any fact, event, circumstance or action known to it that is reasonably likely to cause the Company to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to Feris pursuant to this Agreement or the existence or occurrence of which would cause any of the Company’s representations or warranties under this Agreement not to be correct and/or complete. The Company shall give prompt written notice to Feris of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

5.8 Company Disclosure Schedule. The Company shall, from time to time prior to Closing, supplement the Company Disclosure Statement with additional information that, if existing or known to it on the date of delivery to Feris, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of Feris in ARTICLE VII, the Company Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Company Disclosure Statement by written supplements delivered prior to Closing by the Company that (i) are accepted in writing by Feris, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

5.9 State Statutes. The Company and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

5.10 Conduct of Business. Prior to the Closing Date, the Company shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of Feris, except in the regular course of business. Except as otherwise provided herein, the Company shall not amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

ARTICLE VI
COVENANTS OF FERIS

Between the date of this Agreement and the Closing Date,

6.1 Additional Information. Feris shall provide to the Company and its Representatives such financial, operating and other documents, data and information relating to Feris,, the Feris Business and the Feris Assets and the Liabilities of Feris and its Subsidiaries, as the Company or its Representatives may reasonably request. In addition, the Company shall take all action necessary to enable the Company and its Representatives to review and inspect the Feris Assets, the Feris Business and the Liabilities of Feris and discuss them with the Company’s officers, employees, independent accountants and counsel. Notwithstanding any investigation that the Company may conduct of Feris, the Feris Business, the Feris Assets and the Liabilities of Feris, the Company may fully rely on Feris’s warranties, covenants and indemnities set forth in this Agreement.

6.2 No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, Feris will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

6.3 Notification of Adverse Change. Feris shall promptly notify the Company of any material adverse change in the condition (financial or otherwise) of Feris.

6.4 Consents and Approvals. As soon as practicable after execution of this Agreement, Feris shall use its commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by Feris to consummate the transactions contemplated by this Agreement and the Collateral Documents.

6.5 Notification of Certain Matters. Feris shall promptly notify the Company of any fact, event, circumstance or action known to it that is reasonably likely to cause Feris to be unable to perform any of its covenants contained herein or any condition precedent not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Company pursuant to this Agreement or the existence or occurrence of which would cause Feris’s representations or warranties under this Agreement not to be correct and/or complete. Feris shall give prompt written notice to the Company of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

6.6 Feris Disclosure Schedule. Feris shall, from time to time prior to Closing, supplement the Feris Disclosure Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Company in Article VII, the Feris Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of delivery to the Company and (b) information added to the Feris Disclosure Statement by written supplements delivered prior to Closing by Feris that (i) are accepted in writing by the Company or (ii) reflect actions taken or events occurring after the date hereof and prior to Closing.

6.7 Securities Filings. Feris will timely file all reports and other documents relating to the operation of Feris required to be filed with the Securities and Exchange Commission, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

6.8 Election to Feris’s Board of Directors. At the Effective Time of the Merger, Feris shall take all steps necessary so that there will be a one (1) continuing director (the “Feris Director”) and the remaining directors designated by the Company.

6.9 Meeting of the Feris Shareholders. Promptly after the date hereof, if required under applicable law, Feris will take all action necessary in accordance with its articles of incorporation and by-laws to convene a meeting of Feris’s shareholders to consider the adoption and approval of this Agreement, approval of the Merger and a name change to a name as designated by the Company (the “Merger Authorization”) to be held as promptly as practicable. Feris will use its reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement, the approval of the Merger Authorization and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the Nevada law to obtain such approvals. In lieu of such meeting, the adoption and approval of this Agreement, the Merger Authorization may be approved by shareholder consent.

6.10 Reporting Obligations. Feris shall take all steps necessary to bring its reporting obligations current as of the Closing.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE FERIS PARTIES

All obligations of the Feris Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the Feris Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

7.1 Accuracy of Representations. All representations and warranties of the Company contained in this Agreement, the Collateral Documents and any certificate delivered by any of the Company at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The Company shall have delivered to Feris a certificate dated the Closing Date to the foregoing effect.

7.2 Covenants. The Company shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing. The Company shall have delivered to Feris a certificate dated the Closing Date to the foregoing effect.

7.3 Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

7.4 Delivery of Documents. The Company shall have delivered, or caused to be delivered, to Feris the following documents:

(i) Certified copies of the Company articles of incorporation and by laws and certified resolutions of the board of directors and Shareholders of the Company authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii) Such other documents and instruments as Feris may reasonably request: (A) to evidence the accuracy of the Company’s representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by the Company of, or the compliance by the Company with, any covenant, obligation, condition and agreement to be performed or complied with by the Company under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

7.5 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in the Company Assets, the Company Business or the financial condition or operations of the Company, taken as a whole.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

All obligations of the Company under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Company may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

8.1 Accuracy of Representations. All representations and warranties of Feris contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by any of Feris at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. Feris shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

8.2 Covenants. Feris shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by Feris at or prior to Closing. Feris shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

8.3 Consents and Approvals. All consents; approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

8.4 Delivery of Documents. Feris, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company the following documents:

(i) Certified copies of the articles of incorporation and by laws of Feris and certified resolutions by the board of directors authorizing the execution of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby.

(ii) Such other documents and instruments as the Company may reasonably request: (A) to evidence the accuracy of the representations and warranties of Feris under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by Feris of, or the compliance by Feris with, any covenant, obligation, condition and agreement to be performed or complied with by Feris under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents, including:

(iii) Letters of resignation from Feris’s current officers and, as provided in Section 6.8,directors to be effective upon the Closing.

(iv) Board resolutions from Feris’s current directors appointing the designees of the Company to Feris’s board of directors.

8.5 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition or operations of Feris and its Subsidiaries taken as a whole.

8.6 No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on Feris.

8.7 No Assets & Liabilities. Feris shall have no assets nor liabilities except for the Convertible Note which Note may be convertible into 6,000,000 shares of the Common Stock of Feris.

8.8 Exchange Act Requirements. Feris shall have complied with the provisions of Rule 14f-1 of the Exchange Act, if necessary and shall be current in all of its securities filings.

8.9 Dissenters’ Rights. Not more than $25,000 in claims shall have been asserted in connection with dissenters’ approval rights under the CCC in connection with the Merger.

8.10 Leakage Agreement. The holders of the shares of Ferris Common Stock which may be issued if the Convertible Note is converted shall have entered into a Leakage Agreement on terms acceptable to the Company.

8.11 Feris Shareholder Approval. All shareholder approval shall have been obtained to approve the transactions contemplated hereunder including the approval of the Merger Agreement.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification by the Company. The Company shall indemnify, defend and hold harmless (i) Feris, (ii) each of Feris’s assigns and successors in interest to the Company Shares, and (iii) each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of the Company contained in this Agreement. All claims to be assorted hereunder must be made for the first anniversary of the Closing.

9.2 Indemnification by the Feris Parties. The Feris Parties shall indemnify, defend and hold harmless the Company and each of the Company Shareholders from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of the Feris Parties contained in this Agreement. All claims to be assorted hereunder must be made for the first anniversary of the Closing.

9.3 Notice to Indemnifying Party. If any party (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising here from and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

9.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. In this regard, Troy & Gould LLP is hereby approved by Feris as counsel to the Company (in its capacity as the Indemnifying Party). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time.

(a) by mutual written agreement of Feris and the Company hereto duly authorized by action taken by or on behalf of their respective Boards of Directors; or

(b) by either the Company or Feris upon notification to the non terminating party by the terminating party:

(i) if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non terminating party set forth in this Agreement such that the conditions in Sections 7.1, 7.2, 8.1 or 8.2 will not be satisfied; provided, however, that if such breach is curable by the non terminating party and such cure is reasonably likely to be completed prior to the date specified in Section 10.1(b)(i), then, for so long as the non terminating party continues to use commercially reasonable efforts to effect and cure, the terminating party may not terminate pursuant to this Section 10.1(b)(i);

(ii) if the Closing has not transpired on or before September 30, 2007.

(iii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Merger and such order shall have become final; or

10.2 Effect of Termination. If this Agreement is validly terminated by either the Company or Feris pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Company Shareholders shall be third party beneficiaries of this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

11.2 Publicity. The initial press release shall be a joint press release and thereafter the Company and Feris each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities inter dealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities inter dealer quotation service.

11.3 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

If to Feris and/or the Shareholder to:

Patty Linson 3155 E. Patrick Lane, Suite 1 Las Vegas, NV 89120 Facsimile No: (702) 492-9413

If to the Company to:

Pro Sports & Entertainment, Inc. 811 Wilshire Boulevard Los Angeles, California 90017 Attention: Paul Feller President & Chief Executive Officer Facsimile No: (213) 996-7766

With a copy to:

Troy & Gould LLC 1801 Century Park East, Suite 1600 Los Angeles, California 90067-4746 Attention: David L. Ficksman, Esq. Facsimile No: (310) 789-1490

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

11.4 Attorneys’ Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

11.5 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

11.6 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of California, without giving effect to any choice of law provision or rule (whether of the State of California or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of California).

11.7 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

11.8 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

11.9 Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Statement, the Feris Disclosure Statement and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

11.12 Survival of Representations and Covenants. Notwithstanding any right of Feris to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Feris pursuant to such investigation or right of investigation, Feris shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement. Each representation, warranty, covenant and agreement of the Company contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, Feris has delivered to the Company Shareholders a written notice of a claim with respect to such representation, warranty, covenant or agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Dated: August 20, 2007	Feris International, Inc. a Nevada Corporation

By:
Name:
Title: Chief Executive Officer

Dated: August 20, 2007	Feris Merger Sub, Inc. a California Corporation

By:
Name:
Title: Chief Executive Officer

Dated: August 20, 2007	PRO SPORTS AND ENTERTAINMENT, INC., a California Corporation

By:
Name: Paul Feller
Title: President & Chief Executive Officer

Dated: August 20, 2007
Patty Linson

Schedule 3.2

Derivative Securities

NONE

Schedule 3.12

Brokers and Finders Agreements

NONE

Schedule 3.9

Legal Proceedings

Legal matters

In connection with a settlement agreement, on or about May 27, 2005, a legal judgment was entered in the Superior Court of the County of Los Angeles against the Company in favor of the previous owners of the “Core Tour” event, in the amount of $483,718. In addition, this judgment specified that the Company must pay interest of $39,664. The dispute arose out of the Company’s asset purchase of the “Core Tour” event from the plaintiffs. The Company has recorded the total liability of $523,582 as of December 31, 2005, December 31, 2004 and September 30, 2006 (unaudited) and has included the acquisition cost in intangible assets.

On or about May 18, 2004, a plaintiff, an ex-employee, filed a complaint against the Company, seeking damages. On or about July 14, 2005, the Labor Commissioner for the State of California entered a judgment against the Company in favor of this former employee for a total award amount of $9,329. The Company has recorded the entire liability as of December 31, 2005, December 31, 2004 and September 30, 2006 (unaudited). The Company plans to seek to set aside this judgment, disputing that it owes the plaintiff the amount claimed.

On or about February 27, 2006, a plaintiff, an ex-employee, filed a complaint against the Company, seeking $356,250 in damages. On or about June 23, 2006, the Superior Court of the County of Los Angeles entered a default against the Company in favor of this former employee. The Company has recorded the entire liability as of December 31, 2005 and September 30, 2006 (unaudited). The Company plans to seek to set aside the default, disputing that it owes the plaintiff the amount claimed but, rather, the plaintiff was fully paid upon his voluntary resignation from the Company.

On or about June 20, 2006, the plaintiff, Wells Fargo Bank, provided a notice of entry of judgment in the amount of $78,651 against, among others, the Company, formerly known as GMG Sports and Entertainment, Incorporated. The Company has recorded the entire amount as of December 31, 2005 and September 30, 2006 (unaudited).

The Company is currently involved in disputes with the previous owners of the “Concours on Rodeo”, “Millrose Games” and “American Snowboard Tour and American Freeski Tour” events. Company management believes that these disputes may result in future litigation but is unable to estimate the potential outcomes.

Schedule 3.17

Contracts in Excess of 100,000

Playboy Mansion Site Agreement	$120,000
Seattle Seahawks Stadium	$100,000
Concours on Rodeo	$430,043
Core Tour/Action Sports Tour	$483,718
Snow & Ski Tour	$240,000

Schedule 3.21

Labor Contracts

The Company has an Employment Agreement (“Agreement”), dated January 1, 2002, with its President and Chief Executive Officer, which requires the Company to offer a non-qualified stock option to purchase 10% of the fully diluted shares of the Company’s capital stock issued and outstanding on January 1, 2002, the effective date of the Agreement. The stock option has a term of five years at an exercise price of $0.50 per share (which was equal to the fair value) and vested immediately on the date of the agreement. This stock option is subject to a customary anti-dilution provision with respect to any stock splits, mergers, reorganizations and other such events. The length of this Agreement is five years from the effective date unless the employment is terminated for another cause. During the duration of this Agreement, the Chief Executive Officer is entitled to an annual salary of $240,000 and a bonus of $250,000 in the event a Valuing Event causes the Company to be valued in excess of $100,000,000 and an additional bonus of $500,000 in the event a Valuing Event causes the Company to be valued in excess of $500,000,000. For the years ended December 31, 2005 and December 31, 2004 and for the nine months ended September 30, 2006 (unaudited), no bonuses have been paid by the Company in relation to this Agreement.

Schedule 4.9

Assets and Liabilities

1. See Audit